Exhibit 6.1

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

PHAT HOLDING LLC

a Delaware Limited Liability Company

THE UNITS IN PHAT HOLDING LLC ARE SUBJECT TO THE RESTRICTIONS ON TRANSFER AND OTHER TERMS AND CONDITIONS SET FORTH IN § 9 OF THIS AGREEMENT AND MAY NOT BE OFFERED FOR SALE, PLEDGED, HYPOTHECATED, SOLD, ASSIGNED, OR TRANSFERRED AT ANY TIME EXCEPT IN COMPLIANCE WITH THE TERMS AND CONDITIONS THEREOF. THEREFORE, PURCHASERS OF THE UNITS WILL BE REQUIRED TO BEAR THE RISK OF THEIR INVESTMENTS FOR AN INDEFINITE PERIOD OF TIME. THE UNITS HAVE NOT BEEN REGISTERED (i) UNDER ANY STATE SECURITIES LAWS (THE “STATE ACTS”), (ii) UNDER THE UNITED STATES SECURITIES ACT OF 1933, AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER, AS AMENDED FROM TIME TO TIME (OR ANY CORRESPONDING PROVISIONS OF SUCCEEDING LAW) (THE “FEDERAL ACT”, “1933 ACT”, OR “SECURITIES ACT”), OR (iii) UNDER THE SECURITIES LAWS OF ANY FOREIGN JURISDICTION (THE “FOREIGN ACTS”), AND NEITHER THE UNITS NOR ANY PART THEREOF MAY BE OFFERED FOR SALE, PLEDGED, HYPOTHECATED, SOLD, ASSIGNED, OR TRANSFERRED AT ANY TIME EXCEPT IN COMPLIANCE WITH THE TERMS AND CONDITIONS OF THIS AGREEMENT AND (1) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER ANY APPLICABLE STATE ACTS OR IN A TRANSACTION WHICH IS EXEMPT FROM REGISTRATION UNDER SUCH STATE ACTS OR FOR WHICH SUCH REGISTRATION OTHERWISE IS NOT REQUIRED, (2) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE FEDERAL ACT OR IN A TRANSACTION WHICH IS EXEMPT FROM REGISTRATION UNDER THE FEDERAL ACT OR FOR WHICH SUCH REGISTRATION OTHERWISE IS NOT REQUIRED, AND (3) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER ANY APPLICABLE FOREIGN ACTS OR IN A TRANSACTION WHICH IS EXEMPT FROM REGISTRATION UNDER SUCH FOREIGN ACTS OR FOR WHICH SUCH REGISTRATION OTHERWISE IS NOT REQUIRED.

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

PHAT HOLDING LLC

a Delaware Limited Liability Company

i

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

PHAT HOLDING LLC

a Delaware Limited Liability Company

SECTION 5 - MANAGEMENT	19
5.1 Rights and Powers of the Managing Member	19
5.2 Unit Holder Approvals	19
5.3 Fees Payable to the Manager or its Affiliates	20
5.4 Leverage	21
5.5 Restructuring of the Managing Member’s Investment.	21
SECTION 6 - UNIT HOLDERS	21
6.1 Admission; Rights and Powers	21
6.2 No Withdrawal or Dissolution	22
6.3 Consent	22
6.4 No Appraisal Rights	22
SECTION 7 - BOOKS AND RECORDS; REPORTS	22
7.1 Books and Records	22
SECTION 8 - AMENDMENTS	22
8.1 Amendments Generally	22
8.2 Amendment by Managing Member	23
8.3 Amendments Provided to Unit Holders	24
8.4 Amendment of Certificate	24
SECTION 9 - TRANSFERS	24
9.1 Transfer of Interests in the Operating Company	24
9.2 Redemptions of Units: Converted to Shares of the FUND	26
SECTION 10 - DUTIES; LIABILITY; INDEMNIFICATION	27
10.1 Duties of the Managing Member	27
10.2 Other Activities	27
10.3 Limitation of Liability	27
10.4 Indemnification	28
SECTION 11 - DISSOLUTION AND WINDING UP	29
11.1 Liquidating Events	29
11.2 Winding Up	30

ii

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

PHAT HOLDING LLC

a Delaware Limited Liability Company

11.3 Negative Capital Accounts	31
11.4 Rights of Unit Holders	31
11.5 Notice of Dissolution	31
SECTION 12 - POWER OF ATTORNEY	31
12.1 Power of Attorney	31
12.2 Survival of Power-of-Attorney	32
12.3 Written Confirmation of Power-of-Attorney	32
SECTION 13 - MISCELLANEOUS	32
13.1 Notices	32
13.2 Binding Effect	33
13.3 Construction	33
13.4 Time	33
13.5 Headings	33
13.6 Severability	34
13.7 Further Action	34
13.8 Governing Law	34
13.9 Waiver of Action for Partition	34
13.10 Counterpart Execution	34
13.11 Managing Member’s Discretion	34
13.12 Counsel	34
13.13 Entire Agreement	34
13.14 Confidentiality	35
13.15 Third Party Beneficiaries	35

iii

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

PHAT HOLDING LLC

a Delaware Limited Liability Company

THIS AMENDED AND RESTATED LIMITED LIABILITY OPERATING AGREEMENT OF PHAT HOLDING LLC (the “Operating Agreement”, “LLC Agreement”, or “Agreement”) is entered into and shall be effective as of May [__], 2024, (the “Effective Date”), by and among those Persons who have executed this Agreement or a counterpart hereof, or who become parties hereto pursuant to the terms of this Agreement. This Operating Agreement supersedes and replaces the original operating agreement of the Company dated September 1, 2020.

WHEREAS, on November 7, 2018, the Managing Member REI Capital Growth LLC, a Delaware limited liability company (the “FUND”, “REICG”, or “Managing Member”), formed PHAT HOLDING LLC (the “Operating Company” or “OC”) pursuant to the Certificate of Formation (the “Certificate”) filed with the Secretary of the State of Delaware under the State of Delaware Limited Liability Act (the “Act”).

WHEREAS, the FUND is the sole Managing Member and initially owns all of the Unit Holder interests in the Operating Company and hereafter all subsequent “member interests” shall be designated “Unit Holder Interests”;

WHEREAS, this Agreement constitutes the “Operating Agreement” of PHAT HOLDING LLC, (the “Operating Company”) and shall be binding upon all Persons now or at any time hereafter who are Unit Holders.

NOW, THEREFORE, in consideration of the mutual covenants and obligations set forth in this Agreement, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending legally to be bound, hereby agree as follows:

SECTION 1 - THE OPERATING COMPANY

1.1 Formation

The Operating Company was formed as a limited liability corporation organized pursuant to the provisions of the Act by the filing of its Certificate with the Secretary of State of Delaware on November 7, 2018.

1.2 Name

The name of the Operating Company is “PHAT HOLDING LLC,” and all business of the Operating Company shall be conducted in such name or in any other name that is selected by the Managing Member. The words “Limited Liability Company,” “LLC” or similar words or letters shall be included in the Operating Company’s name where necessary for the purpose of complying with the laws of any jurisdiction that so requires.

The Managing Member may change the name of the Operating Company at any time and may amend the Certificate to give effect to such change in name.

1

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

PHAT HOLDING LLC

a Delaware Limited Liability Company

In connection with the ownership, management, and operation of the Strategic Investments, for so long as REICG is the Managing Member, the Operating Company and its Subsidiaries may use the trade names, trademarks, and service marks REI Capital Growth and the REI Capital Growth logo (collectively, together with all improvements and additions whenever made to or associated with any for the foregoing by REI Capital Growth or anyone else, the “Marks”). Notwithstanding anything herein express or implied to the contrary, none of the Operating Company, its Subsidiaries, the FUND, or any Unit Holder has any right, title, or interest in the Marks. The Marks are trademarks and service marks owned by REI Capital Growth and the Marks are and will continue to be the sole property of REI Capital Growth.

Upon termination of the Operating Company or the termination or withdrawal of REICG as the Managing Member, neither the Operating Company nor any of its Subsidiaries have any rights to use or display any of the Marks for any purpose whatsoever.

The Operating Company shall not challenge or contest in any way: (i) REICG’s registration or application for registration of the Marks with the U.S. Patent & Trademark Office, (ii) the validity of the Marks, (iii) REICG’s exclusive worldwide ownership of the Marks, or (iv) REICG’s right to grant to others licenses to use the Marks.

1.3 Purposes and Powers; Operating Company’s Business

The purposes of the Operating Company shall be to (a) promote, conduct or engage in, directly or indirectly, any business, purpose, or activity that lawfully may be conducted by a Limited Liability Company organized pursuant to the Act, (b) invest in Strategic Investments (as defined) and such other assets as are necessary or appropriate (in the sole discretion of the Managing Member), as permitted pursuant to this Agreement, and, in connection therewith, to exercise all of the rights and powers conferred upon the Operating Company with respect to its interests therein, and (c) conduct any and all activities related or incidental to the foregoing purposes.

1.4 Principal Place of Business; Registered Agent, and Registered Office

The principal place of business of the Operating Company shall be located at 970 Summer Street, Stamford, CT 06897. The registered agent and registered office, as required by the Act, is Corporation Services Company, 251 Little Falls Drive, Wilmington, DE, 19801. The Managing Member, in its sole discretion, may change the principal place of business, the registered agent, or the registered office of the Operating Company upon notice to the Unit Holders. The Managing Member shall cause the Operating Company to maintain a registered agent and registered office as required by the Act.

1.5 Term

The Operating Company commenced on the date of the filing of the Certificate and shall continue until it is dissolved pursuant to the provisions of § 11 or as otherwise provided by law.

2

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

PHAT HOLDING LLC

a Delaware Limited Liability Company

1.6 Definitions

Capitalized words and phrases used in this Agreement have the following meanings:

Act

Means the Delaware Revised Uniform Limited Operating Company Act (Delaware Code Annotated, Title 6, Chapter 17), as amended from time to time (or any corresponding provisions of succeeding law).

Adjusted Capital Account

Means, with respect to any Unit Holder, such Unit Holder’s Capital Account, increased by the amount of any deficit in such Capital Account, which such Unit Holder is deemed obligated to restore (whether under Treasury Regulation Section 1.704-1(b)(2)(ii)(c), under the final sentence of Treasury Regulation Section 1.704-2(g)(1) (relating to such Unit Holder’s share of Operating Company Minimum Gain) and/or under the penultimate sentence of Treasury Regulation Section 1.704-2(i)(5) (relating to such Unit Holder’s share of Partner Nonrecourse Debt Minimum Gain)), and reduced by any expected adjustments, allocations and distributions specified in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4)-(6).

Affiliate

Means, with respect to any Person, any Person directly or indirectly Controlling, Controlled by, or under common Control with such Person; provided, however, that none of the Operating Company, nor any Subsidiary of the Operating Company, or other Person Controlled by the Operating Company shall be an Affiliate of the Managing Member for purposes of this Agreement, nor shall any individual Person be deemed an Affiliate of another Person solely by reason of such individual’s status as a director, officer, or employee of such other Person. Notwithstanding the foregoing, in the case of the Managing Member, its Affiliates shall be deemed to include Unit Holders and the officers and directors of the Managing Member and of the Managing Member’s Affiliates.

Affiliate Service Contracts

Has the meaning given to it in § 5.3.

Agreement

Has the meaning given to it in the Preamble of this Agreement.

Board

Means the Board of Directors of the FUND.

Book Value

Means, with respect to any property contributed (or deemed contributed) to the capital of the Operating Company, the fair market value of such property at the time contributed and, with respect to any other property, the Operating Company’s adjusted basis in such property for federal income tax purposes, adjusted (in each case) from time to time to reflect the adjustments required or permitted (in the case of permitted adjustments, to the extent the Operating Company makes such permitted adjustments) by Treasury Regulation Section 1.704-1(b)(2)(iv)(d)-(g).

3

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

PHAT HOLDING LLC

a Delaware Limited Liability Company

Business Day

Means any day other than a Saturday, a Sunday, or a day on which national banking associations in New York City, New York are authorized or obligated by applicable law or executive order to be closed.

Capital Account

The Operating Company shall establish and maintain a separate Capital Account for each Unit Holder in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv). Each initial Unit Holder shall be deemed to have a Capital Account as of the date of this Agreement equal to the amount of the Capital Contribution.

Capital Contribution

Means, with respect to any Unit Holder, the total amount of money, assets, or services by such Unit Holder in exchange for Units issued to such Unit Holder. In the event any Units are transferred, in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Contributions of the transferor to the extent they relate to the transferred Units.

Certificate

Has the meaning given to it in the Preamble of this Agreement.

Code

Means the U.S. Internal Revenue Code of 1986, as amended from time to time (or any corresponding provisions of succeeding law).

Compensatory Interests

Has the meaning given to it in § 6(ii).

Confidential Information

Has the meaning given to it in § 12.14.

Control

Means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether, by contract or otherwise. The terms “controlling”, “controlled by”, and “under common control with” shall have corresponding meanings.

Disabling Conduct

Has the meaning given to it in § 9.5.

Effective Date

Has the meaning given to it in the Preamble of this Agreement.

4

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

PHAT HOLDING LLC

a Delaware Limited Liability Company

Exculpated Person

Has the meaning given to it in § 9.5.

Federal Act

Has the meaning given to it in the Legend.

Fiscal Period

Means the fiscal year of the Operating Company. The initial Fiscal Period shall commence on the Effective Date, each succeeding Fiscal Period shall commence on the day immediately following the last day of the immediately preceding Fiscal Period and each Fiscal Period shall end on the December 31st first occurring after the commencement thereof or the date on which the final liquidation, dissolution, and termination of the Operating Company is complete, whichever is earlier. To the extent any computation or other provision of this Agreement provides for an action to be taken on a Fiscal Period basis, an appropriate pro ration or other adjustment shall be made in respect of the initial and final Fiscal Periods to reflect that such periods are less than full calendar year periods.

Foreign Acts

Has the meaning given to it in the Legend.

FUND

Has the meaning given to it in the recitals of this Agreement, which is REI Capital Growth LLC (“REICG”).

FUND Agreement

Means individually and collectively the REICG Operating Agreement, REICG Offering Circular, and/or REICG Subscription Agreement as may be applicable in the context of any reference herein.

Leverage Policy

The Manager may choose to borrow money from time to time from one or more lenders (e.g., Credit Facilities, Facilities, Mortgages, Notes, Debt) (individually and/or collectively “Debt”) and may pledge one or more Operating Company assets as collateral for any such borrowing, subject to certain restrictions imposed in this Operating Agreement. This Operating Agreement grants the Manager significant latitude and discretion in its ability to use Debt in the operation of the Operating Company.

Any Debt shall be nonrecourse to Unit Holders, however, the Managing Member (and/or its principals) may agree to provide Guaranties for a given Debt, but are not required to do so. Any Debt will likely have covenants that affect the Operating Company, its Special Purpose Vehicles (“SPV”), and the Manager.

5

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

PHAT HOLDING LLC

a Delaware Limited Liability Company

Limiting Factor

Means the restriction on issuance of Units by the Operating Company under the terms of § 4.2.

Liquidating Event

Has the meaning given to it in § 10.1.

Liquidating Trustee

Has the meaning given to it in § 10.2.

Liquidity Event

Shall mean the occurrence of a liquidity event, including, but not limited to, a liquidation of the Operating Company and/or the FUND upon the sale of all of the Strategic Investments of the Operating Company, a public listing, or a merger with a public or non-public company.

Manager

Has the meaning given to it in the REICG Operating Agreement.

Managing Member

Means REICG, a Delaware Limited Liability Company.

Operating Company

Means PHAT HOLDING LLC, a Delaware Limited Liability Company.

Operating Company Minimum Gain

Means partnership minimum gain of the Operating Company determined pursuant to Treasury Regulation Section 1.704-2(d).

Operating Company Representative

Shall mean the Person designated pursuant to § 3.6(2) to serve as the Operating Company Representative for purposes of Subchapter C of Chapter 63 of the Code, or similar role under provisions of state, local and non-U.S jurisdictional law and regulations.

Partner Nonrecourse Debt Minimum Gain

Means as specified in Sections 1.704-2(i)(2) and (3) of the Treasury Regulations.

Performance Allocation

Has the meaning given to it in § 4.2.

6

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

PHAT HOLDING LLC

a Delaware Limited Liability Company

Permitted Transferee

Means with respect to any Person, (i) any direct or indirect wholly-owned subsidiary of such Person, direct or indirect parent of such Person, or any direct or indirect wholly-owned subsidiary of such parent, or any successors thereto, (ii) the spouse of such Person, or any ancestor, descendent or sibling of such Person, or of the spouse of such Person, or (iii) any trust for the benefit of such Person or any other person described in clause (ii).

Person

Means any individual, corporation, limited liability company, Unit Holder estate, trust (or portion thereof), association, joint stock company, government agency or political subdivision thereof, charitable organization, or other entity.

Property-Owning Entity

Means a partnership, limited liability company, or other entity controlled by the Operating Company that directly or indirectly owns a Strategic Investment.

Proposed Rules

Has the meaning given to it in § 3.6ii.

REICG

Means REI Capital Growth LLC, a Delaware Limited Liability Company.

Safe Harbor Election

Has the meaning given to it in § 6.

State Acts

Has the meaning given to it in the Legend.

Strategic Investment

Means any direct or indirect, current or contingent interest, option, or commitment to acquire interests in any real estate properties or portfolios of real estate properties (including and as directed by the Managing Member).

Subsidiary

Has the meaning given to it in the FUND Agreement.

7

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

PHAT HOLDING LLC

a Delaware Limited Liability Company

Transfer

Means to give, sell, assign, pledge, hypothecate, devise, bequeath, or otherwise dispose of, transfer, or permit to be transferred, during life or at death, Units, excluding any redemption thereof. With respect to any Unit Holder for which Units constitute all or substantially all of such Unit Holder’s assets, a sale or other conveyance of a majority of the equity or ownership interests of or control of such Unit Holder to an unaffiliated third party shall constitute a Transfer of the Units held by such Unit Holder. The word “Transfer”, when used as a noun, means any Transfer transaction.

Treasury Regulations

Means the U.S. Treasury Regulations, including Temporary Regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations) (as dictated by context, referred to herein as “Regulations”, “Treasury Regulation”, or “Treasury Regulations”).

Unit

Means a share of the Unit Holder interests of all Unit Holders issued pursuant to § 2.1 or § 2.2.

Unit Holder

Means any Person that is identified as a Unit Holder of the Operating Company on the books and records of the Operating Company, as hereafter modified, supplemented or amended from time to time, so long as such Person has not ceased to be a Unit Holder of the Operating Company pursuant to the terms of this Agreement, and any Person that becomes a substituted Unit Holder of the Operating Company pursuant to the terms of this Agreement and has not ceased to be a Unit Holder of the Operating Company pursuant to the terms of this Agreement. “Unit Holders” means all such Persons.

U.S. GAAP

Means accounting principles generally accepted in the United States of America.

1.7 Interpretation

Each definition in this Agreement includes the singular and the plural, and reference to the neuter gender includes the masculine and feminine where appropriate. References to any statute or regulations mean such statute or regulations as amended at the time and include any successor legislation or regulations. The headings to the Articles and Sections are for convenience of reference and shall not affect the meaning or interpretation of this Agreement. Except as otherwise stated, (i) references to Articles and Sections mean the Articles and Sections of this Agreement, (ii) reference to a particular Article or Section includes the Sections, subsections and paragraphs subsidiary thereto, and (iii) references to “including” means “including without limitation”. The term “extent” in the phrase “to the extent” shall mean the degree to which a subject or thing extends, and such phrase shall not simply mean “if”. The words “hereof”, “herein”, and “hereunder”, and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Any reference in this Agreement to the Operating Company’s interest in a Strategic Investment shall mean its direct or indirect ownership interest in the Property-Owning Entity that owns such Strategic Investment.

8

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

PHAT HOLDING LLC

a Delaware Limited Liability Company

SECTION 2 - UNIT HOLDERS’CAPITAL CONTRIBUTIONS

2.1 Issuance of Units

1)	At any time, without the consent of any Unit Holder and subject to the terms of § 4.2, and with the approval of the Board, the Managing Member may cause the Operating Company to issue Units to the Unit Holders or to other Persons and admit such other Persons as Unit Holders and reflect such issuance in the books and records of the Operating Company, in exchange for such capital contribution as is determined by the Manager to be appropriate in its sole discretion. The Capital Contribution of any such additional Unit Holders shall be specified by the Managing Member at the time of admission of each such additional Unit Holder.
2)	The FUND will have assets that are derived and consolidated from the Operating Company. Accordingly, the Operating Company shall (i) make a distribution in Units, (ii) subdivide its outstanding Units, or (iii) combine its outstanding Units into a smaller number of Units, in each case to correspond with actions of the FUND in the event the FUND takes an analogous action with respect to the Shares of the FUND. If the Managing Member determines that it is necessary or desirable to make any filings under the Act or otherwise, in order to reference the existence of such action, the Managing Member may cause such filings to be made, which filings might take the form of amendments to the Certificate; provided, however, that, unless specifically required by this Agreement or the Act after giving effect to the terms of this Agreement, no approval or consent of any Unit Holders shall be required in connection with the making of any such filing.

2.2 Issuances of Additional Operating Company Interests

Subject to §§ 2.1 and 4.2, and with the approval of the Board, the Managing Member, without the consent of any Unit Holder, may cause the Operating Company to issue additional Operating Company interests (in addition to the Units) in one or more classes, or one or more series of any of such classes, with such designations, preferences and relative, participating, optional or other special rights, powers and duties as the Managing Member may determine, including rights, powers and duties senior to the Units, including, without limitation, with respect to (i) the allocations of items of Operating Company income, gain, loss, deduction and credit to the Units, (ii) the rights of the Units to share in Operating Company distributions, (iii) the rights of the Units to vote on or approve matters, and (iv) the right of the Units upon dissolution and liquidation of the Operating Company; provided that any such additional Unit Holder interests in the Operating Company may be issued to the FUND only pursuant to §§ 2.1(b) and 4.2. The Managing Member is, in its sole discretion and without the consent of any Unit Holder, further authorized to issue rights, options, warrants or convertible or exchangeable securities containing the right to subscribe for or purchase such additional Operating Company interests. If the Managing Member determines that it is necessary or desirable to amend this Agreement (including without limitation §§ 3 or 4 with respect to allocations or distributions provided for hereunder to the extent necessary to give effect to the designations, preferences, and other rights pertaining to additional Operating Company interests) or to make any filings under the Act or otherwise in order to reference the existence or creation of a class or series of additional Operating Company interests, the Managing Member may cause such amendments and filings to be made, which filings might take the form of amendments to the Certificate; provided, however, that, unless specifically required by this Agreement or the Act after giving effect to the terms of this Agreement, no approval or consent of any Unit Holders shall be required in connection with the making of any such filing or amendment.

9

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

PHAT HOLDING LLC

a Delaware Limited Liability Company

2.3 Other Matters

a)	Units shall be evidenced by entries on the books of the Operating Company. Certificates representing Units shall not be issued; provided, however, that the Managing Member may provide that some or all of the Units shall be certificated.
b)	Each Unit shall have the rights and be governed by the provisions set forth in this Agreement. None of such Units shall have any preemptive rights. Except at the determination and sole discretion of the Manager, the holders thereof have no rights to convert into any other securities of the Operating Company.
c)	Units shall not entitle the holder to vote on any matter. No Unit Holder shall receive any interest, salary, or drawing with respect to its Capital Contribution or its Capital Account, or for services rendered on behalf of the Operating Company or otherwise in its capacity as a Unit Holder of the Operating Company, except as otherwise provided in this Agreement or in an agreement contemplated or not prohibited hereby.
d)	Units shall not entitle the holder to an allocation of profit or loss of the Operating Company; one hundred percent (100%) of Operating Company profit or loss shall be allocated to the Managing Member.
e)	Units shall not entitle the holder to any distribution.
f)	Units shall not entitle the holder to a claim on any asset held by the Operating Company.
g)	A Unit Holder may initiate the conversion of each of their Units for a Share of the FUND at any time; however, the completion of the conversion shall be at the sole discretion of the Manager according to the Manager’s administrative considerations.
h)	Except for its obligations to make Capital Contributions to the Operating Company and other payments as expressly provided for herein, no Unit Holder shall otherwise be liable to the Operating Company for the repayment, satisfaction, or discharge of the Operating Company’s debts, liabilities, and obligations. Except to the extent required by the Act or as a matter of law, no Unit Holder shall be personally liable to any third party for any debt, liability, or other obligation of the Operating Company.

2.4 Capital Accounts

1) The Operating Company shall establish and maintain a separate Capital Account for each Unit Holder in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv). Each initial Unit Holder shall be deemed to have a Capital Account as of the date of this Agreement equal to the amount of the Capital Contribution specified.

10

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

PHAT HOLDING LLC

a Delaware Limited Liability Company

2) For purposes of computing the amount of any item of Operating Company income, gain, loss or deduction to be allocated pursuant to Section 3.2 or Section 3.3 and to be reflected in the Capital Accounts, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for U.S. federal income tax purposes, provided that:

a)         The computation of all items of income, gain, loss and deduction shall include those items described in Code Section 705(a)(1)(B), Code Section 705(a)(2)(B) and Treasury Regulation Section 1.704-1(b)(2)(iv)(i), without regard to the fact that such items are not includable in gross income or are not deductible for federal income tax purposes.

b)         If the Book Value of any Operating Company property is adjusted pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(e) or (f), the amount of such adjustment shall be taken into account as gain or loss from the disposition of such property.

c)         Gain or loss on sale of other disposition of Operating Company property having a Book Value that differs from its adjusted basis for tax purposes shall be computed by reference to the Book Value of such property.

d)         Items of depreciation, amortization and other cost recovery deduction with respect to Operating Company property having a Book Value that differs from its adjusted basis for tax purposes shall be computed by reference to the property’s Book Value in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(g).

e)         Gain or loss of the Operating Company with respect to any property distributed to a Unit Holder shall be computed as if the Operating Company had sold such property on the date of such distribution at a price equal to its fair market value on that date.

3) No Unit Holder shall be required to pay to any other Unit Holder or the Operating Company any deficit or negative balance which may exist from time to time in such Unit Holder’s Capital Account (including upon and after liquidation of the Operating Company).

SECTION 3 - TAX MATTERS

3.1 Allocations of Profit and Loss

After giving effect to the special allocations in Section 3.2:

1)	Except as otherwise provided in this Agreement, profit and loss (and, to the extent necessary, individual items of income, gain, loss or deduction) of the Operating Company shall be allocated among the Unit Holders in a manner such that, after giving effect to the special allocations in Section 3.2, the Capital Account balance of each Unit Holder, immediately after making such allocations, is, as nearly as possible, equal to (a) the distributions that would be made to such Unit Holder pursuant to Section 10 if the Operating Company were dissolved, its affairs wound up and its assets sold for cash equal to their Book Value, all Operating Company liabilities were satisfied (limited with respect to each “nonrecourse liability” as defined in Treas. Reg. § 1.704-2(b)(3) to the Book Value of the assets securing such liability), and the net assets of the Operating Company were distributed, in accordance with Section 10, to the Unit Holders immediately after making such allocations, minus (ii) such Unit Holder’s share of Operating Company Minimum Gain and Unit Holder Nonrecourse Debt Minimum Gain, computed immediately prior to the hypothetical sale of assets.

11

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

PHAT HOLDING LLC

a Delaware Limited Liability Company

2)	The Losses allocated pursuant to this Section 3 hereof shall not exceed the maximum amount of losses that can be so allocated without causing any Unit Holder to have an Adjusted Capital Account deficit at the end of any taxable year. In the event some but not all of the Unit Holders would have Adjusted Capital Account deficits as a consequence of an allocation of Losses pursuant to 3, the limitation set forth in this Section 3 shall be applied on a Unit Holder-by-Unit Holder basis so as to allocate the maximum permissible losses to each Unit Holder under Treasury Regulations Section 1.704-1(b)(2)(ii)(d). All losses in excess of the limitation set forth in this 3 shall be allocated to the Unit Holders in proportion to the Units held by each such Unit Holder relative to the aggregate number of Units held by all Unit Holders.

3.2 Special Allocations

Notwithstanding anything in 3 to the contrary:

1)	Nonrecourse deductions (within the meaning of Section 1.704-2(b)(1) of the Treasury Regulations) shall be allocated ratably among the Unit Holders based upon the number of outstanding Units (as defined) held by each such Unit Holder. If there is a net decrease in Operating Company Minimum Gain during any taxable year, each Unit Holder shall be specially allocated profits for such taxable year (and, if necessary, subsequent taxable years) in an amount equal to such Unit Holder’s share of the net decrease in Operating Company Minimum Gain, determined in accordance with Treasury Regulation Section 1.704-2(g). The items to be so allocated shall be determined in accordance with Treasury Regulation Section 1.704-2(f)(6). This Section 0 is intended to comply with the minimum gain chargeback requirement in Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.

2)	Items of Operating Company loss, deduction or expenditure attributable to partner nonrecourse debt (as defined in Treasury Regulation Section 1.704-2(b)(4)) shall be allocated in the manner required by Treasury Regulation Section 1.704-2(i). Except as otherwise provided in Treasury Regulation Section 1.704-2(i)(4), if there is a net decrease during any taxable year in Partner Nonrecourse Debt Minimum Gain, then Profits for such taxable year (and, if necessary, subsequent taxable years) shall be allocated to the Unit Holders in the amounts and of such character as determined according to, and subject to the exceptions contained in, Treasury Regulation Section 1.704-2(i)(4).

3)	If any unexpected adjustment, allocation or distribution described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) creates or increases a deficit in any Unit Holder’s Adjusted Capital Account as of the end of any taxable year, then Profits for such taxable year shall be allocated to such Unit Holder to the extent of such deficit. This Section 3) is intended to be a qualified income offset provision as described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted in a manner consistent therewith.

12

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

PHAT HOLDING LLC

a Delaware Limited Liability Company

3.3 Tax Allocations

1)	Except as provided in the following subsections of this Section 3.3, the income, gains, losses, deductions and credits of the Operating Company will be allocated, for federal, state and local income tax purposes, among the Unit Holders in accordance with the allocation of such income, gains, losses, deductions and credits among the Unit Holders for purposes of computing their Capital Accounts; provided that if any such allocation is not permitted by the Code or other applicable law, the Operating Company’s subsequent income, gains, losses, deductions and credits will be allocated among the Unit Holders so as to reflect as nearly as possible the allocation set forth herein in computing their Capital Accounts.

2)	Items of Operating Company taxable income, gain, loss and deduction with respect to any property contributed (or deemed contributed) to the capital of the Operating Company shall be allocated among the Unit Holders in accordance with Code Section 704(c) so as to take account of any variation between the adjusted basis of such property to the Operating Company for federal income tax purposes and its Book Value using the traditional method with curative allocations described in Treasury Regulation Section 1.704-3(c).

3)	If the Book Value of any Operating Company asset is adjusted pursuant to the provisions of Treasury Regulation Section 1.704-1(b)(2)(iv)(e) or (f), subsequent allocations of items of taxable income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Book Value in the same manner as under Code Section 704(c) using the traditional method with curative allocations described in Treasury Regulation Section 1.704-3(c).

4)	Allocations pursuant to this Section 3.3 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Unit Holder’s Capital Account or share of profits, losses, or distributions pursuant to any provision of this Agreement.

5)	The Board may, in its discretion, elect to adjust the basis of the assets of the Operating Company for federal income tax purposes in accordance with Code Section 754.

3.4 Intent of Allocations

The Unit Holders intend for the tax allocation provisions to produce final Capital Account balances of the Unit Holders that will permit liquidating distributions made pursuant to the priorities set forth in this Section 3 to be made in accordance with final Capital Account balances. To the extent that the tax allocation provisions of this Article would fail to produce such final Capital Account balances, (a) such provisions shall be amended by the Board if and to the extent necessary to produce such result and (b) taxable income and taxable loss of the Operating Company for prior open years (or items of gross income and deduction of the Operating Company for such years) shall be reallocated by the Board among the Unit Holders to the extent it is not possible to achieve such result with allocations of items of income (including gross income) and deduction for the current year and future years, as approved by the Board. This 3.4 shall control notwithstanding any reallocation or adjustment of taxable income, taxable loss, or items thereof by the Internal Revenue Service or any other taxing authority. The Board shall have the power to amend this Agreement without the consent of the other Unit Holders, as it reasonably considers advisable, to make the allocations and adjustments described in this 3.4. To the extent that the allocations and adjustments described in this Section 3 result in a reduction in the distributions that any Unit Holder will receive compared to the amount of the distributions such Unit Holder would receive if all such distributions were made pursuant to the order of priority set forth in this Section 3, the Operating Company may make a guaranteed payment (within the meaning of Section 707(c) of the Code) to such Unit Holder (to be made at the time such Unit Holder would otherwise receive the distributions that have been reduced) to the extent such payment does not violate the requirements of Sections 704(b) of the Code or may take such other action as reasonably determined by the Board to offset such reduction.

13

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

PHAT HOLDING LLC

a Delaware Limited Liability Company

3.5 Withholding

The Operating Company shall comply with, and allocations and distributions to Unit Holders shall be subject to, any applicable withholding requirements under Federal, state and local law. All amounts so withheld shall be treated as distributed to such Unit Holder for all purposes of this Agreement. Any such amount which, at the time withheld exceeds any distribution to which such Unit Holder is entitled, shall be offset against the amount of any subsequent distribution to which the Unit Holder is entitled under this Agreement or, at the request of the Board, shall be promptly returned and reimbursed by such Unit Holder to the Operating Company. In the event of any claimed over-withholding, Unit Holders shall be limited to an action against the applicable jurisdiction. Each Unit Holder agrees to furnish the Operating Company with any representations and forms as shall reasonably be requested by the Operating Company to assist it in determining the extent of, and in fulfilling, its withholding obligations.

3.6 Additional Tax Matters

1) Tax Returns.

Information required for Unit Holders to prepare their federal, state, and local income tax returns (if any), will be delivered to each Unit Holder after the end of each taxable year of the Operating Company. Every reasonable effort will be made to furnish such information within one hundred twenty (120) days after the end of each taxable year. The Operating Company shall file its tax returns for federal, state and local income and other tax purposes for any period during which it is not a disregarded entity for such purposes.

2) Operating Company Representative.

The Managing Member shall act as (or appoint a designated affiliate to act as) the Operating Company Representative with regard to 26 U.S. Code § 6223 (or similar function under any U.S. state and local or non-U.S. laws) and exercise any authority permitted to the Operating Company Representative under the Code, regulations and applicable laws, and take whatever steps the Managing Member or the Operating Company Representative, in its reasonable discretion, deems necessary or desirable to perfect such designation and exercise such authority, including filing any forms and documents with the U.S. Internal Revenue Service or any other tax authority, and take such other action as may from time to time be required or authorized under applicable law, and the Unit Holders shall cooperate and take such actions as the Operating Company Representative in its reasonable discretion requests in connection with the foregoing. If the Operating Company shall be the subject of an income tax audit by any U.S. federal, state or local authority, the Operating Company Representative is authorized to act for, and its decision shall be final and binding on, the Operating Company and each Unit Holder. The is hereby authorized and empowered, without further vote or action of the Unit Holders, to amend this Agreement as necessary and as provided by any regulations promulgated thereunder. If any state, local tax, or non-U.S. law provides for a tax matters Unit Holder or Person having similar rights, powers, authority or obligations, the Managing Member or its designated party shall also serve in such capacity. In all other cases, the Managing Member or its designated party shall represent the Operating Company in all tax matters to the extent allowed by law and to the maximum extent not prohibited by law.

14

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

PHAT HOLDING LLC

a Delaware Limited Liability Company

3) Unit Holder Cooperation

With Respect to Modifications of Imputed Underpayment.

Each Unit Holder (including any former Unit Holder that was a Unit Holder for any portion of a reviewed year) shall provide to the Operating Company such information as shall reasonably be required by the Managing Member, in order to reduce the amount of the Operating Company’s liability for any imputed underpayment of tax attributable to a reviewed year in accordance with the procedures established by the U.S. Internal Revenue Service under § 6225(c) of the Code. Such information shall include: (a) information as to a Unit Holder’s status as a “tax-exempt entity” (within the meaning of § 168(h)(2)), or a regulated investment company under the Code for the reviewed year (and, if relevant, the adjustment year), (b) the extent to which a tax-exempt entity Unit Holder was subject to the “unrelated business income tax” under § 512 of the Code for the reviewed year, (c) information regarding a Unit Holder’s status as an individual, C- corporation or S-corporation, and (d) any other information required by guidance issued under § 6225(c)(5) or that the Managing Member otherwise reasonably deems relevant, in order to modify the Operating Company’s imputed underpayment of tax as permitted under § 6225(c). Such information shall be provided to the Operating Company within thirty (30) days after the Unit Holder receives a request for such information from the Managing Member, in connection with a proposed Unit Holder adjustment for any reviewed year.

4) Expenses of the Operating Company Representative.

Expenses incurred by the Operating Company Representative, or in its capacity as such shall be borne by the Operating Company. Such expenses shall include, without limitation, fees of attorneys and other tax professionals, accountants, appraisers and experts, filing fees, and reasonable out-of-pocket costs.

15

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

PHAT HOLDING LLC

a Delaware Limited Liability Company

5) Effect of Certain Decisions by the Operating Company Representative.

Except as otherwise provided in this Section 3, any decisions made by the Operating Company Representative, including, without limitation, whether to contest any tax matter, to extend the period of limitations for the assessment or collection of any tax, and the choice of forum for such contest, shall be made in the Operating Company Representative’s sole and absolute discretion.

6) Tax Elections:

i.	Except as otherwise provided in this §3.6(6)(i), the Managing Member shall have the exclusive right to make or cause to be made, in its sole discretion, any election or filing under any applicable tax laws, including but not limited to any election under § 6226 of the Code, any election to adjust the basis of Operating Company property pursuant to §§ 734(b), 743(b), and 754 of the Code or comparable provisions of state, local, or foreign law, the filing of any consent dividend on U.S. Internal Revenue Service Form 972 with respect to the FUND, treating any entity as a “taxable subsidiary,” or treating any investment as a foreclosure property under § 856(e) of the Code. Notwithstanding the foregoing, the Managing Member shall not make an election pursuant to § 301.7701-3 of the Regulations to have the Operating Company treated as an association taxable as a corporation for federal income tax purposes, unless such election is deemed necessary or appropriate and approved by the Board.
ii.	The Managing Member, (the “Election Unit Holder”), is hereby authorized and directed to cause the Operating Company to make an election to value any interests issued by the Operating Company as compensation for services to the Operating Company (collectively, “Compensatory Interests”) at liquidation value (the “Safe Harbor Election”), as the same may be permitted pursuant to or in accordance with the finally promulgated successor rules to Proposed U.S. Treasury Regulation § 1.83-3(l) and U.S. Internal Revenue Service Notice 2005-43 (collectively, the “Proposed Rules”). The Election Unit Holder shall cause the Operating Company to make any allocations of items of income, gain, deduction, loss, or credit (including forfeiture allocations and elections as to allocation periods) necessary or appropriate to effectuate and maintain the Safe Harbor Election. Any such Safe Harbor Election shall be binding on the Operating Company and on all of its Unit Holders with respect to all Transfers of Compensatory Interests thereafter made by the Operating Company, except for any such Transfers made after revocation of such Safe Harbor Election. A Safe Harbor Election once made may be revoked by the Election Unit Holder as permitted by the Proposed Rules or any applicable rule.
iii.	Each Unit Holder (including any person to whom a Compensatory Interest is Transferred in connection with performance of services), by signing this Agreement or by accepting such Transfer, hereby agrees to comply with all requirements of the Safe Harbor Election with respect to all Compensatory Interests Transferred while the Safe Harbor Election remains effective. The Election Unit Holder shall file or cause the Operating Company to file all returns, reports, and other documentation as may be required to perfect and maintain the Safe Harbor Election with respect to Transfers of Compensatory Interests covered by such Safe Harbor Election.

16

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

PHAT HOLDING LLC

a Delaware Limited Liability Company

iv.	The Managing Member is hereby authorized and empowered, without further vote or action of the Unit Holders, to amend this Agreement as necessary to comply with the Proposed Rules or any rule, in order to provide for a Safe Harbor Election and the ability to maintain or revoke the same, and shall have the authority to execute any such amendment by and on behalf of each Unit Holder. Any undertakings by the Unit Holders necessary to enable or preserve a Safe Harbor Election may be reflected in such amendments and to the extent so reflected shall be binding on each Unit Holder, respectively.
v.	Each Unit Holder agrees to reasonably cooperate with the Election Unit Holder to perfect and maintain any Safe Harbor Election, and to timely execute and deliver any documentation with respect thereto reasonably requested by the Election Unit Holder.
vi.	No Transfer of any interest in the Operating Company by a Unit Holder shall be effective unless prior to such Transfer the transferee, assignee, or intended recipient of such interest shall have agreed in writing to be bound by these provisions in form satisfactory to the Election Unit Holder. Costs and expenses incurred by the Election Unit Holder in making and preserving (or if revoked, revoking) the Safe Harbor Election shall be borne by the Operating Company.

SECTION 4 - DISTRIBUTIONS

4.1 Distribution of Cash

The Operating Company has no requirement to make distributions nor pay dividends to Unit Holders. However, REICG, as the Managing Member of PHAT and at its sole discretion, may resolve for PHAT to make a distribution to Unit Holders. All financial benefit derived from the activities of the Operating Company shall otherwise be distributed to the FUND.

4.2 Distribution of Units

a)	Distributions. Units may be issued (i) as consideration for the acquisition of properties or other identified assets or (ii) as performance or allocation. Such Units issued will entitle the holder thereof to share in the profit or loss of the Operating Company on a basis proportionate to their ownership determined against all Units outstanding on a fully diluted basis, which considers such Units “as-if” redeemed for shares of REICG then deemed to hold an equivalent number of Units for determination of any and all Operating Company allocations or declared distributions, if any.
b)	The Unit Holder will have the right to convert all or a portion of their Units to REICG shares on a 1:1 conversion basis, The Unit Holder’s right to convert all or some of their Units to REICG shares will exist immediately upon issuance of the Units and indefinitely thereafter or until called by the Managing Member in accordance with the terms of issuance.

17

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

PHAT HOLDING LLC

a Delaware Limited Liability Company

4.3 Taxes

Each Unit Holder is responsible for all tax consequences of Unit holding. Unless otherwise agreed to in writing by the Managing Member, each Unit Holder (and each former Unit Holder) hereby agrees to indemnify and hold harmless the Operating Company and the Managing Member and any member or officer of the Managing Member from and against any liability with respect to a tax consequence distribution tax advances required on behalf of or with respect to such Unit Holder (or former Unit Holder, as applicable). Each Unit Holder (and each former Unit Holder) shall furnish the Managing Member with such information, forms, and certifications as it may require and as are necessary to comply with the regulations governing the obligations of withholding tax agents, as well as such information, forms, and certifications as are necessary with respect to any withholding taxes imposed by countries other than the U.S. and represents and warrants that the information and forms furnished by it shall be true and accurate in all respects.

For the avoidance of doubt, any taxes, penalties, and interest payable by the Operating Company or any fiscally transparent entity in which the Operating Company owns an interest shall be treated as specifically attributable to the Unit Holders of the Operating Company, and the Managing Member shall use commercially reasonable efforts to allocate the burden of (or any diminution in distributable proceeds resulting from) any such taxes, penalties, or interest to those Unit Holders to whom such amounts are specifically attributable (whether as a result of their status, actions, inactions or otherwise), as determined by the Managing Member in its sole discretion.

4.4 Liquidating Distributions

Distribution upon a liquidation event will be conducted according to Section 10.2 herein.

4.5 Limitations on Distributions

Anything to the contrary herein notwithstanding, no distribution pursuant to this Agreement shall be made if such distribution would (i) result in a violation of the Act, (ii) render the Operating Company insolvent, or (iii) violate the terms of any, to the extent applicable, agreement or any other instrument to which the Operating Company or any of its Subsidiaries is a party.

In the event that a distribution is not made as a result of the application of this Section, all amounts so retained by the Operating Company shall continue to be subject to all of the debts and obligations of the Operating Company. The Operating Company shall make such distribution so retained (with accrued interest actually earned thereon, if any) as soon as such distribution would not be prohibited pursuant to this Section.

4.6 Reserves

The Operating Company may establish reserves in such amounts and for such time periods as the Board reasonably determines to be reasonably necessary for estimated accrued Operating Company expenses and any contingent or unforeseen Operating Company liabilities. If the Board determines that all or any portion of such reserves are no longer necessary, any such amount of such reserves may, in the discretion of the Board, be distributed to the Unit Holders in accordance with this.

18

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

PHAT HOLDING LLC

a Delaware Limited Liability Company

SECTION 5 - MANAGEMENT

5.1 Rights and Powers of the Managing Member

Subject to the express provisions of this Agreement (including provisions requiring approval of the Board over certain matters), (i) the Managing Member in its sole discretion shall have full, complete, and exclusive right, power, and authority to exercise all the powers of the Operating Company and to do all things necessary to effectuate the purposes of the Operating Company as set forth in § 1.3, (ii) the Managing Member shall exercise on behalf of the Operating Company complete discretionary authority for the management and the conduct of the affairs of the Operating Company, and (iii) the Managing Member, in its sole discretion, shall have full, complete, and exclusive right, power, and authority in the management and control of the Operating Company’s business.

The Managing Member shall have the right, power, and authority to request from any Unit Holder such information as the Managing Member deems necessary to eliminate or reduce the exposure of the Operating Company or the Unit Holders, in general, to adverse tax or regulatory consequences and (b) provide such other assurances as the Managing Member may determine.

Subject to the express provisions of this Agreement (including provisions requiring approval of the Board over certain matters), the Managing Member is authorized to execute, deliver, and perform agreements and transactions on behalf of the Operating Company without any further act, approval, or vote of the Unit Holders to the fullest extent permitted under the Act or other applicable law, rule, or regulation. The Managing Member and each duly authorized member and officer of the Managing Member may act for and in the name of the Managing Member under this Agreement. In dealing with the Managing Member acting for or on behalf of the Operating Company, no Person shall be required to inquire into, and Persons dealing with the Operating Company are entitled to rely conclusively on, the right, power, and authority of the Managing Member to bind the Operating Company.

In exercising its authority under this Agreement, the Managing Member may, but shall be under no obligation to, take into account the tax consequences to any Unit Holder of any action taken by it. The Managing Member and the Operating Company shall have no liability to a Unit Holder, as a result of an income tax liability incurred by such Unit Holder as a result of an action (or inaction) by the Managing Member taken pursuant to its authority under this Agreement.

5.2 Unit Holder Approvals

Notwithstanding § 5.1, the Managing Member may take any action, which by the express terms of this Agreement DOES NOT require the approval or consent of the Unit Holders (or any subset or proportion thereof).

19

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

PHAT HOLDING LLC

a Delaware Limited Liability Company

5.3 Fees Payable to the Manager or its Affiliates

The Managing Member may retain the Manager or one or more Affiliates of the Manager to perform services for the Operating Company and its Subsidiaries in lieu of hiring unaffiliated third parties to perform management or such other services (such agreements, collectively, the “Affiliate Service Contracts”), at rates set forth below. In addition to the fees set forth in accordance with this § 5.3, the Managing Member may cause the Operating Company to also reimburse the Manager or its Affiliates for the cost of providing the services as set forth in this § 5.3. The Manager or its Affiliates shall be entitled to receive the fees set forth in this § 5.3. The Manager or its Affiliates, in their sole discretion, may defer or waive any fee payable to it under this Agreement. All or any portion of any deferred fees will be deferred without interest and paid when the Manager determines. If not otherwise noted below, any fees will be deducted at the time that payments are made. The fee shall be deducted in the expected proportion to the split between deferred and current payments.

1)	Property Management Fee. A monthly property management fee of the prevailing customary industry rates paid to Affiliates of the Manager or professional third party un-affiliated property management entities for the management of properties held by the Operating Company. The property management fee shall be calculated as a percentage of the gross receipts of the property receiving such services, such as rents and other payments. The Operating Company will also reimburse the Property Manager for costs incurred by them in connection with such services provided to the Operating Company, including the cost of property management personnel that are onsite at the property and/or a share of the Manager or its Affiliates’ personnel costs attributable to the estimated percentage allocation of time spent, if such employee is allocated to more than one asset, in connection with providing property management services to the Operating Company’s portfolio of properties, such as, but not limited to, employee costs, travel, rent, utilities and technology costs.
2)	Construction and Development Fee. A construction and development fee of 1% to 4% paid to the Property Manager or the Manager or its Affiliates for construction management services and/or development management services on assets held by the Operating Company. The fee is calculated as a percentage of the total project costs (including both hard and soft costs). The Operating Company will also reimburse the Manager or its Affiliates for costs incurred by them in connection with such services provided to the Operating Company, including a share of the Operating Company’s or its Affiliates’ overhead attributable to the actual time spent in connection with providing construction and development services to the Operating Company, such as, but not limited to, employee costs, travel, rent, utilities and technology costs.
3)	Leasing Fee. A leasing fee paid to the Property Manager or 3rd Party Leasing Agents for leasing services performed for Operating Company portfolio properties at the prevailing customary leasing rates to be determined at the sole discretion of the Managing Member.
4)	Disposition Fee. A disposition fee paid to the Manager or its Affiliates for the disposition of each portfolio property held by the Operating Company. The fee is calculated as 1% of the contract sale price of the property, and is due at the time proceeds from the disposition of the property are received by the Operating Company. The disposition fee will be paid, in addition to any third-party brokerage or sales fees paid by the Operating Company. For dispositions of assets in which the Operating Company owns partial interests, the asset disposition fee will be pro-rated based on the Operating Company’s ownership interest. In addition to this fee, the Operating Company will reimburse the Manager and any Affiliate and any third party for actual expenses incurred in connection with the disposition of an asset, whether or not the Operating Company ultimately disposed of the property.

20

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

PHAT HOLDING LLC

a Delaware Limited Liability Company

5)	Acquisition Expenses. The Operating Company will reimburse the Manager, Affiliates, and any third parties for actual expenses incurred, including Buyer's Broker Fees, in connection with the selection and acquisition of portfolio properties, whether or not the Operating Company ultimately acquires such property.
6)	Operating Expenses. In addition to the separately paid fees to the Manager or its Affiliates, the Operating Company may retain the Manager or certain of its Affiliates for necessary services relating to the Operating Company’s portfolio properties or their operations, including, but not limited to, sustainability services, creative and marketing services, architecture services, risk management services, legal services, and tax services. The Operating Company will reimburse the Manager or its Affiliates for the costs incurred by them in connection with such services provided to the Operating Company, including a share of the overhead attributable to the actual time spent in connection with providing these services to the Operating Company, such as, but not limited to, employee costs, travel, rent, utilities, and technology costs.

5.4 Leverage

The Managing Member is authorized to cause the Operating Company and its Subsidiaries to enter into financing arrangements in accordance with the Leverage Policy. The Managing Member shall not cause or permit the Operating Company and its Subsidiaries to incur any indebtedness in violation of the Leverage Policy without the approval of the Board.

5.5 Restructuring of the Managing Member’s Investment.

Without obtaining the consent of the Unit Holders and with the approval of the Board and the Unit Holders as required or limited by law, the Managing Member may restructure its capital and profit interest in the Operating Company.

SECTION 6 - UNIT HOLDERS

6.1 Admission; Rights and Powers

The Unit Holders shall not have the right to approve or disapprove any matter expressly, except as expressly required by law.

No Unit Holder, except the Managing Member, shall have any other right or power to take part in the management or control of the Operating Company or its business and affairs or any right or power to act for or bind the Operating Company in any way. No Unit Holder, in its capacity as a Unit Holder, owes a fiduciary duty to the Managing Member, the Operating Company or any of its Subsidiaries, or any other Unit Holder, and such Unit Holder may act in its own self-interest.

21

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

PHAT HOLDING LLC

a Delaware Limited Liability Company

6.2 No Withdrawal or Dissolution

No Unit Holder shall at any time withdraw from the Operating Company under the Act or otherwise, except pursuant to a Transfer permitted under § 9.1 or a redemption pursuant to § 9.2, or unless the Managing Member otherwise provides prior written consent to such withdrawal. No Unit Holder shall have the right to have the Operating Company dissolved or to have its Capital Contribution returned, except as provided in this Agreement. The Unit Holders shall take no action to dissolve the Operating Company, except as expressly contemplated by this Agreement. Each Unit Holder covenants not to apply to any court for a decree of dissolution of the Operating Company, under the Act or otherwise. The dissolution or bankruptcy of a Unit Holder, or any other event that causes a Unit Holder to cease to be a Unit Holder of the Operating Company shall not, in and of itself, dissolve or terminate the Operating Company.

6.3 Consent

Each of the Unit Holders hereby consents to the exercise by the Managing Member of all the rights and powers conferred on the Managing Member by this Agreement.

6.4 No Appraisal Rights

No Unit Holder shall have any contractual appraisal rights as set forth in § 17-212 of the Act or otherwise.

SECTION 7 - BOOKS AND RECORDS; REPORTS

7.1 Books and Records

The Operating Company shall maintain, at its principal place of business (or such other place as the Managing Member may designate), the books and records required to be maintained by the Act, which shall be available upon reasonable notice for inspection by any Unit Holder for any purpose reasonably related to such Unit Holder’s interest in the Operating Company at reasonable hours during any Business Day subject to reasonable confidentiality restrictions established by the Managing Member. The books and records shall be maintained for six (6) years (or such longer period required by applicable law) after termination of the Operating Company. All financial records shall be maintained, and all financial reports required hereby shall be presented, in U.S. dollars. Electronic Delivery

Each Unit Holder consents to the delivery by the Operating Company of all financial statements, tax forms, investor newsletters, offering document supplements, revised Operating Company governing documents, annual privacy notice, and other investor notices and materials by posting them on the Operating Company’s or REICG’s password-protected website.

SECTION 8 - AMENDMENTS

8.1 Amendments Generally

Except as otherwise provided in this § 8, and notwithstanding any contrary provision of the Act, this Agreement may be amended from time to time by the Managing Member in its sole discretion; provided, that this Agreement shall not be amended without the affirmative vote of the members of the Board, if such amendment would limit the rights of the shareholders of the FUND of any class or series of shares, or would otherwise have an adverse effect on such shareholders of the FUND.

22

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

PHAT HOLDING LLC

a Delaware Limited Liability Company

8.2 Amendment by Managing Member

Notwithstanding § 8.1 above, this Agreement may be amended by the Managing Member, by executing an instrument of amendment and giving each Unit Holder notice thereof, without the consent of any other Person:

1)	To effect changes of an inconsequential or ministerial nature that do not materially adversely affect the rights or interests of any of the Unit Holders;
2)	To cure any ambiguity or correct or supplement any provisions hereof, which may be inconsistent with any other provision hereof or the governing documents of the FUND, or to correct any printing or clerical errors or omissions so long as such amendment under this § 8.2(b) does not adversely affect the rights or interests of any of the Unit Holders;
3)	To give effect to the admission, redemption, or withdrawal of Unit Holders in accordance with the terms hereof;
4)	To make changes to this Agreement negotiated with Unit Holders or other beneficial owners admitted to the Operating Company, the FUND or any of their respective Subsidiaries, so long as such changes do not adversely affect the rights or interests of any existing Unit Holder;
5)	To add to the representations, duties, or obligations of the Managing Member or surrender any right or power granted to the Managing Member herein, for the benefit of the Unit Holders;
6)	To conform the terms of this Agreement with any regulations issued under the Code, provided that such amendment does not materially and adversely affect the rights or interests of any of the Unit Holders;
7)	With respect to the Operating Company’s status as a disregarded entity (and not as an association taxable as a corporation) for U.S. federal tax purposes, (a) to comply with the requirements of the Regulations or (b) to ensure the continued status as a disregarded entity, provided that such amendment does not materially and adversely affect the rights or interests of any of the Unit Holders;
8)	To satisfy any requirements, conditions, guidelines, or opinions contained in any applicable opinion, directive, order, ruling, or regulation of any governmental authority (including, without limitation, the U.S. Securities and Exchange Commission, the U.S. Internal Revenue Service, or any other federal or state or non-U.S. governmental agency) or in any applicable statute or law (including, without limitation, any federal or state or non-U.S. statute), compliance with which the Managing Member deems to be in the best interests of the Operating Company and the Unit Holders, provided that the Managing Member reasonably determines that such amendment is not likely to have a material adverse impact on the likelihood that the Operating Company will achieve its investment objectives;

23

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

PHAT HOLDING LLC

a Delaware Limited Liability Company

9)	As may be necessary or advisable to comply with any anti-money laundering or anti-terrorist laws, rules, regulations, directives, or special measures;
10)	To change the name of the Operating Company in accordance with § 1.2 or its principal place of business, registered office, or registered agent in accordance with § 1.4;
11)	As contemplated by § 2.2; to preserve the status of the FUND; and Without limiting § 7.2(c), to address changes in regulatory or tax legislation, including changes in tax law related to the Performance Allocation materially adversely affecting the U.S. federal, state or local treatment of the Performance Allocation (and related allocations) to the Unit Holder or its direct or indirect owners (including reorganizing or reconstituting the Operating Company) to the extent such amendment would not add to the obligations (including any tax liabilities) of any Unit Holder or otherwise alter any of the rights (including entitlements to distributions or other economic rights) of such Unit Holder.

8.3 Amendments Provided to Unit Holders

The Managing Member will provide each Unit Holder with a copy of any amendment to this Agreement.

8.4 Amendment of Certificate

In the event this Agreement shall be amended pursuant to this § 8, the Managing Member shall amend the Certificate to reflect such change, if such amendment to the Certificate is required, or if the Managing Member deems such amendment to be desirable and shall make any other filings or publications required or desirable to reflect such amendment.

SECTION 9 - TRANSFERS

9.1 Transfer of Interests in the Operating Company

1)	Managing Member Transfer
a.	The Managing Member may Transfer its interest in the Operating Company to an Affiliate of the Managing Member without the approval of the Unit Holders. Other than Transfers to an Affiliate of the Managing Member, the Managing Member shall not Transfer all or any of its interest in the Operating Company (or any economic interest therein), and no Transfer other than to an Affiliate shall be registered by the Operating Company; provided, that nothing in this Agreement shall preclude changes in the composition of the members constituting the limited liability company that is the Managing Member (and, except as otherwise provided in § 11.1, no such changes shall cause a dissolution of the Operating Company) so long as REICG has control thereof; provided further, that such limited liability company may be reconstituted from the limited liability company form to the partnership form, the general partnership form, the corporate form, or other legal form of organization or vice versa, so long as REICG has control of the reconstituted entity.

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LIMITED LIABILITY COMPANY OPERATING AGREEMENT

PHAT HOLDING LLC

a Delaware Limited Liability Company

b.	Upon any Transfer in accordance with the provisions of § 9.1, the transferee Managing Member shall become vested with the powers and rights of the transferor Managing Member, and shall be liable for all obligations and responsible for all duties of the Managing Member, once such transferee has executed such instruments as may be necessary to effectuate such admission and to confirm the agreement of such transferee to be bound by all the terms and provisions of this Agreement. There shall only be one Managing Member of the Operating Company at any given time.
c.	It is a condition to any Transfer otherwise permitted hereunder that the transferee assumes by operation of law or express agreement all of the obligations of the transferor Managing Member under this Agreement and any side letter with a Unit Holder with respect to such Transferred interest in the Operating Company and no such Transfer (other than pursuant to a statutory merger or consolidation wherein all obligations and liabilities of the transferor Managing Member are assumed by a successor corporation or other Person by operation of law) shall relieve the transferor Managing Member of its obligations under this Agreement.

2) Unit Holder Transfer:

a.	No Unit Holder shall Transfer all or any of its Units or its interest in the Operating Company (or any economic interest therein), and no Transfer shall be registered by the Operating Company without the prior written consent of the Managing Member.
b.	As a condition to any Transfer by a Unit Holder of all or any part of its Units or its interest in the Operating Company (or any economic interest therein), the transferor and the transferee shall provide such legal opinions, documentation, and agreements as the Managing Member may reasonably request (including representations, undertakings, and agreements to be bound by the terms and conditions of this Agreement, and, unless waived by the Managing Member, an opinion of counsel satisfactory to the Managing Member that such Transfer is exempt from registration under the Federal Act, will not cause the Operating Company to be an “investment company” within the meaning of the Investment Company Act of 1940, and will not otherwise violate applicable federal, state, or foreign law).
c.	Any substituted Unit Holder admitted to the Operating Company shall succeed to all rights and be subject to all obligations of the transferring Unit Holder with respect to the interest to which such Unit Holder was substituted.

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LIMITED LIABILITY COMPANY OPERATING AGREEMENT

PHAT HOLDING LLC

a Delaware Limited Liability Company

d.	The transferor and transferee of a Unit Holder’s interest in the Operating Company shall be jointly and severally obligated to reimburse the Operating Company and the Managing Member for all expenses (including legal fees) incurred by or on behalf of the Operating Company and the Managing Member in connection with any Transfer. If, under applicable law, a Transfer of an interest in the Operating Company that does not comply with this § 9.1(b) is nevertheless legally effective, the transferor and transferee shall be jointly and severally liable to the Operating Company, the Managing Member, and each other Unit Holder for, and shall indemnify and hold harmless the Operating Company, the Managing Member, and each other Unit Holder against, any losses, damages, or expenses (including attorneys’ fees, judgments, fines, and amounts paid in settlement) actually and reasonably incurred by them in connection with such Transfer.
e.	To the fullest extent permitted under applicable law, each Unit Holder shall indemnify and hold harmless the Operating Company, the Managing Member, and all other Unit Holders who were or are parties, or are threatened to be made parties, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of or arising from any actual or alleged misrepresentation, misstatement of facts, or omission to state facts made (or omitted to be made), noncompliance with any agreement or failure to perform any covenant by any such Unit Holder, in connection with any Transfer of all or any portion of such Unit Holder’s Units or interest in the Operating Company (or any economic interest therein), against any losses, damages, or expenses (including attorneys’ fees, judgments, fines, and amounts paid in settlement) actually and reasonably incurred by it or them, in connection with such action, suit, or proceeding and for which it or they have not otherwise been reimbursed.

9.2 Redemptions of Units: Converted to Shares of the FUND

A Unit Holder has the unlimited right to convert its entire Unit holdings or a part of its Unit holdings into Shares at any time and for any reason the Unit Holder so determines. Each Unit for which it is requested to be converted into Shares shall convert into Shares at a 1:1 conversion ratio. The Managing member has full discretion as to the timing of the redemption of Units for Shares, although such redemption shall not be unreasonably delayed.

Once Units are converted to Shares, the Unit Holder converting such Units into Shares is subject to the Redemption Plan of the Fund on an equal basis as to and with any Shareholders of the Fund.

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LIMITED LIABILITY COMPANY OPERATING AGREEMENT

PHAT HOLDING LLC

a Delaware Limited Liability Company

SECTION 10 - DUTIES; LIABILITY; INDEMNIFICATION

10.1 Duties of the Managing Member

The sole duty of the Managing Member to the Operating Company and to the Unit Holders shall be to comply in good faith with the terms of this Agreement in a manner that does not constitute Disabling Conduct. It is the express intention of the Unit Holders that the provisions of this Agreement, to the extent that they restrict or eliminate the duties of the Managing Member to the Operating Company, or to any Unit Holders otherwise existing at law or in equity, replace such other duties and liabilities; provided, that the foregoing shall not restrict the implied covenant of good faith and fair dealing.

10.2 Other Activities

Each Manager, including the Managing Member, the Board Members, and each Affiliate of each Member, and REICG and its Affiliates may, subject to the terms of this Agreement, and the establishment and existence of the Operating Company, engage in whatever activities such Person may choose, whether such activities are competitive or comparable with the activities of the Operating Company or otherwise, and no such activity will be a violation of the duties set forth in § 10.1.

10.3 Limitation of Liability

To the maximum extent permitted under the Act, in effect from time to time, none of (A) the Managing Member, the Manager, or any of its Affiliates, or any director, officer, shareholder, Unit Holder, employee, trustee, representative, or agent of the Managing Member, the Manager or any of their Affiliates, or (B) the FUND, the Operating Company, or any of their respective Affiliates or any director, officer, shareholder, Unit Holder, employee, trustee, representative, or agent of the FUND, the Operating Company, or any of such Affiliates (each, an “Exculpated Person” and collectively, the “Exculpated Persons”) shall be liable to the Operating Company or to any Unit Holder for (i) any act performed or omission to perform by such Exculpated Person, or for any losses, claims, costs, damages, or liabilities arising from any such act or omission, except to the extent such loss, claim, cost, damage, or liability results from (a) a breach of the duty expressly imposed on such Exculpated Person by § 10.1, if applicable, (b) fraud or intentional misconduct by such Exculpated Person, (c) criminal conduct that the Exculpated Person had no reasonable cause to believe was lawful, (d) in the case of Persons listed in Clauses (A) and (B) above, gross negligence by such Exculpated Person, or (e) in the case of Persons listed in Clauses (A) and (B) above, any transaction for which such Exculpated Person received an actual benefit in violation or breach of any provision of this Agreement (all items in (a) through (e), collectively, “Disabling Conduct”), (ii) any tax liability imposed on the Operating Company, unless such tax liability results from Disabling Conduct, or (iii) any losses due to the fraud, willful misconduct, or gross negligence of any agents of the Operating Company or the FUND, unless the selection or monitoring of such agents involved Disabling Conduct by an Exculpated Person. Without limiting the generality of the foregoing, each Exculpated Person shall, in the performance of his, her, or its duties, be fully protected in relying in good faith upon the records of the Operating Company and upon information, opinions, reports, or statements presented to such Exculpated Person by the Managing Member, or by any other Person as to matters such Exculpated Person reasonably believes are within such other Person’s professional or expert competence and who has been selected and monitored with reasonable care by or on behalf of the Operating Company, the Managing Member, or its Affiliates. This § 10.3 shall not apply to the actions of the Managing Member, the Manager, REICG, or any of its Affiliates taken pursuant to Affiliate Service Contracts, which actions shall be governed by the applicable Affiliate Service Contract and the duties and standards of care set forth therein. Any termination of this Agreement or amendment to this § 10.3 shall not adversely affect any right or protection of an Exculpated Person existing at the time of such termination or amendment.

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LIMITED LIABILITY COMPANY OPERATING AGREEMENT

PHAT HOLDING LLC

a Delaware Limited Liability Company

10.4 Indemnification

To the fullest extent permitted by law:

1)	The Operating Company (and any receiver, liquidator, or trustee of, or successor to, the Operating Company) shall indemnify and hold harmless each Exculpated Person from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, proceedings, investigations (internal or otherwise), costs, expenses, and disbursements of any kind or nature whatsoever (including all costs and expenses of defense, appeal, and settlement of any and all suits, actions, and proceedings involving such Exculpated Person and all costs of investigation (internal or otherwise) in connection therewith) that may be imposed on, incurred by, or asserted against such Exculpated Person in any way relating to or arising out of, in connection with, alleged to relate to or arise out of, or in connection with any action or inaction on the part of such Exculpated Person that relates in any way to the Operating Company, the FUND or any Subsidiary thereof or any Strategic Investment or to the business or assets thereof; provided, however, that the indemnification obligations in this § 10.4(a) shall not apply to (i) the portion of any liability, loss, obligation, damage, penalty, cost, expense, or disbursement that results from Disabling Conduct, or (ii) disputes solely among the Exculpated Persons and which involve no third parties.
2)	Prior to the final disposition of an action, claim, or proceeding with respect to which an Exculpated Person may be entitled to indemnification pursuant to this § 10.4, such Exculpated Person shall be reimbursed by the Operating Company for any expenses that are incurred by such Exculpated Person in connection with such action, claim, or proceeding promptly upon receipt by the Operating Company of a legally binding undertaking from the Exculpated Person to repay all amounts so paid by the Operating Company and its Subsidiaries to the extent that it is finally judicially determined (not subject to appeal) that the Exculpated Person is not entitled to be indemnified therefor under the terms hereof, provided, however, that the Operating Company shall not advance expenses to an Exculpated Person in respect of any action, claim or proceeding brought against such Exculpated Person by at least a Majority-in-Interest of the FUND Shareholders. In the event that the Operating Company advances funds to an Exculpated Person pursuant to the preceding sentence, such undertaking shall provide that, the Operating Company shall have a right of subrogation with respect to any right of such Exculpated Person to recover from any insurance or other source of recovery.
3)	If a claim for indemnification or payment of expenses hereunder is not paid in full within ten (10) Business Days after a written claim therefor has been received by the Operating Company, the claimant may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action, the Operating Company shall have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under this Agreement.

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LIMITED LIABILITY COMPANY OPERATING AGREEMENT

PHAT HOLDING LLC

a Delaware Limited Liability Company

4)	If for any reason (other than the Disabling Conduct of such Exculpated Person) the indemnification set forth in § 10.4(a) is unavailable to an Exculpated Person, or is insufficient to hold such Exculpated Person harmless, in respect of any losses, claims, costs, damages, or liabilities referred to in § 10.4(a), then the Operating Company shall contribute to the amount paid or payable by such Exculpated Person as a result of such loss, claim, cost, damage, or liability in such proportion as is appropriate to reflect not only the relative benefits received by the Operating Company on the one hand and such Exculpated Person on the other hand, but also the relative fault of the Operating Company and such Exculpated Person, as well as any relevant equitable considerations.
5)	The reimbursement, indemnity, and contribution obligations of the Operating Company under this § 10.4 shall be in addition to any liability which the Operating Company may otherwise have and shall be binding upon and inure to the benefit of any successors, assigns, heirs, and personal representatives of the Operating Company and each Exculpated Person. Any termination of this Agreement or amendment to this § 10.4 shall not adversely affect any right or protection of an Exculpated Person existing at the time of such termination or amendment.
6)	The Managing Member shall have power, on behalf of the Operating Company, to purchase and maintain insurance on behalf of the Exculpated Persons against any liability asserted against or incurred by them in any such capacity or arising out of any such Exculpated Person’s status as the Managing Member, the FUND, the Operating Company any of their respective Affiliates, directors, officers, shareholders, Unit Holder, employee, trustee, representative, or agent of any of them, whether or not the Operating Company would have the power to indemnify such Exculpated Person against such liability under the provisions of this Agreement. Notwithstanding any provision hereof to the contrary, each Exculpated Person shall be a third party beneficiary of § 10.3 and this § 10.4. This § 10.4 shall not apply to the actions of the Managing Member, REICG, or any of its Affiliates taken pursuant to Affiliate Service Contracts, which actions shall be governed by the applicable Affiliate Service Contract and the indemnification provisions set forth therein.

SECTION 11 - DISSOLUTION AND WINDING UP

1.1 Liquidating Events

The Operating Company shall not be dissolved by the admission of additional Unit Holders, by the admission of a successor Managing Member in accordance with the terms of this Agreement, or by the incapacity of any Unit Holder. Upon the withdrawal of the Managing Member, any remaining Managing Member and any successor Managing Member shall continue the business of the Operating Company as provided herein. The Operating Company shall dissolve, and its affairs shall be wound up, only upon the first to occur of any of the following (each a “Liquidating Event”):

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LIMITED LIABILITY COMPANY OPERATING AGREEMENT

PHAT HOLDING LLC

a Delaware Limited Liability Company

1)	An election made by the Managing Member to dissolve the Operating Company ;
2)	The dissolution of the FUND ;
3)	The withdrawal of the Managing Member from the Operating Company or the dissolution of the Managing Member other than in connection with a Transfer permitted under § 9.1(a);
4)	At any time that the Operating Company no longer has any Unit Holders, unless the Operating Company’s business is continued in accordance with the Act;
5)	The sale or disposition of all or substantially all of the Strategic Investments and other assets held directly or indirectly by the Operating Company; or
6)	Entry of a decree of judicial dissolution of the Operating Company pursuant to the provisions of the Act.

11.2 Winding Up

Upon the occurrence of a Liquidating Event, the Operating Company shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets, satisfying the claims of its creditors, and distributing its remaining assets to the Managing Member. In connection with the liquidation or winding up of the Operating Company, the Managing Member may, among other things, cause a sale of all or substantially all of the assets of the Operating Company to a third party, without any approval of the Unit Holders. During the period commencing on the date on which a Liquidating Event occurs and ending on the date on which the assets of the Operating Company are distributed pursuant to this § 11.2, Profits and Losses and other items of Operating Company income, gain, loss, or deduction shall continue to be allocated in the manner provided in §4. No Unit Holder shall take any action that is inconsistent with, or not necessary to, or appropriate for the winding up of the Operating Company’s business and affairs. The Managing Member or, if the Managing Member has withdrawn or otherwise been removed from the Operating Company, any Person (the “Liquidating Trustee”) so designated shall be responsible for overseeing the winding up and dissolution of the Operating Company. The Managing Member or the Liquidating Trustee, as the case may be, shall conduct such winding up over such period of time as the Managing Member or the Liquidating Trustee determines to be in the best interests of the Shareholders of the FUND. The assets of the Operating Company shall be liquidated by the Managing Member or the Liquidating Trustee, as the case may be, and the proceeds thereof shall be applied and distributed in the following order:

1)	First, to creditors, including Unit Holders who are creditors, to the extent otherwise permitted by law, in satisfaction of liabilities of the Operating Company (whether by payment or by making of reasonable provision for payment) other than liabilities for distribution to Shareholders on account of their respective interests in the FUND; and
2)	The balance, if any, to the Managing Member which is the FUND.

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LIMITED LIABILITY COMPANY OPERATING AGREEMENT

PHAT HOLDING LLC

a Delaware Limited Liability Company

11.3 Negative Capital Accounts

No Unit Holder with a deficit balance in its Capital Account shall have any obligation to make any contribution to the capital of the Operating Company with respect to such deficit, and such deficit shall not be considered a debt owed to the Operating Company or to any other Person for any purpose whatsoever.

11.4 Rights of Unit Holders

If not already converted, the holdings of each Unit Holder shall immediately be converted Shares in the FUND on occurrence of a Liquidating Event. Such Units shall be redeemed for Shares on a 1:1 conversion ratio.

Each Unit Holder whose Units have been automatically and immediately converted for Shares in the FUND shall look solely to the assets of the FUND for the return of its Capital Contribution should the FUND also be liquidating. If, however, the FUND is not likewise liquidating, Unit Holders whose shares have been converted into Shares of the FUND will have identical rights to all Shareholders of the FUND and subject to the Redemption Plan of the FUND.

Except as otherwise provided in this Agreement, no Unit Holder shall have priority over any other Unit Holder as to the return of its Capital Contribution, distributions, or allocations.

11.5 Notice of Dissolution

Upon the dissolution and the completion of winding up of the Operating Company, the Managing Member (or, in the event there is no Managing Member, any Liquidating Trustee designated pursuant to § 11.2) shall promptly execute and cause to be filed a certificate of termination in accordance with the Act and appropriate instruments under the laws of any other states or jurisdictions in which the Operating Company has engaged in business.

SECTION 12 - POWER OF ATTORNEY

12.1 Power of Attorney

Each Unit Holder hereby irrevocably makes, constitutes, and appoints each of the Managing Member and the Liquidating Trustee, if any, in such capacity as the Liquidating Trustee for so long as it acts as such, as its true and lawful agent and attorney in fact, with full power of substitution and full power and authority in its name, place and stead, to make, execute, sign, acknowledge, swear to, record, and file (a) this Agreement and any amendment to this Agreement that has been adopted as herein provided; (b) the original certificate of Unit Holdership of the Operating Company and all amendments thereto required or permitted by law or the provisions of this Agreement; (c) all certificates and other instruments deemed advisable by the Managing Member or the Liquidating Trustee to carry out the provisions of this Agreement and applicable law, or to permit the Operating Company to become or to continue as a Unit Holdership or Unit Holdership wherein the Unit Holders have limited liability in each jurisdiction where the Operating Company may be doing business; (d) all instruments that the Managing Member or the Liquidating Trustee deems appropriate to reflect a change or modification of this Agreement or the Operating Company in accordance with this Agreement, including the admission of additional Unit Holders or substituted Unit Holders pursuant to the provisions of this Agreement; (e) all conveyances and other instruments or papers deemed advisable by the Managing Member or the Liquidating Trustee to effect the dissolution and termination of the Operating Company (consistent with § 11); (f) all fictitious or assumed name certificates required or permitted (in light of the Operating Company’s activities) to be filed on behalf of the Operating Company; and (g) all other instruments or papers that may be required or permitted by law to be filed on behalf of the Operating Company that are not legally binding on the Unit Holders in their individual capacity and are necessary to carry out the provisions of this Agreement. The Managing Member shall notify each Unit Holder for which it has exercised a power-of-attorney as soon as practicable thereafter.

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LIMITED LIABILITY COMPANY OPERATING AGREEMENT

PHAT HOLDING LLC

a Delaware Limited Liability Company

12.2 Survival of Power-of-Attorney

The foregoing power of attorney:

1)	Is coupled with an interest, shall be irrevocable, shall survive, and shall not be affected by the subsequent death, disability, or incapacity of any Unit Holder;
2)	May be exercised by the Managing Member or the Liquidating Trustee, as appropriate, either by signing separately as attorney-in-fact for each Unit Holder or by a single signature of the Managing Member or the Liquidating Trustee, as appropriate, acting as attorney-in-fact for all of them; and
3)	Shall survive the delivery of any assignment by a Unit Holder of the whole or any fraction of its interest; except that, where the assignee of the whole of such Unit Holder’s interest in the Operating Company has been approved by the Managing Member for admission to the Operating Company as a substituted Unit Holder, the power of attorney of the assignor shall survive the delivery of such assignment for the sole purpose of enabling the Managing Member or the Liquidating Trustee, as appropriate, to execute, swear to, acknowledge, and file any instrument necessary or appropriate to effect such substitution.

12.3 Written Confirmation of Power-of-Attorney

Each Unit Holder shall execute and deliver to the Managing Member within fifteen (15) days after receipt of the Managing Member’s request therefor a confirmatory or special power-of-attorney, containing the substantive provisions of this § 12.

SECTION 13 - MISCELLANEOUS

13.1 Notices

Any notice, demand, or communication required or permitted to be given pursuant to any provision of this Agreement shall be in writing and shall be (i) delivered personally, (ii) sent by postage prepaid, certified mail (airmail internationally), return receipt requested, (iii) transmitted by facsimile transmission, e-mail or other electronic means, or (iv) delivered by nationally recognized overnight courier, addressed as follows, or to such other address as such Person may from time to time specify by notice, in the case of the Operating Company or the Managing Member, to the Unit Holders and, in the case of a Unit Holder, to the Managing Member:

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LIMITED LIABILITY COMPANY OPERATING AGREEMENT

PHAT HOLDING LLC

a Delaware Limited Liability Company

1)	If to the Operating Company, to the Operating Company at the address of the principal place of business of the Operating Company set forth in § 1.5;
2)	If to the Managing Member, to the address of the principal place of business of the Operating Company set forth in Section 1.5; and
3)	If to a Unit Holder, to the address of such Unit Holder as set forth in the books and records of the Operating Company.

Any such notice, demand, or communication shall be deemed to be delivered, given, and received for all purposes hereof (A) on the date of receipt if delivered on a Business Day personally or by courier or on the next Business Day if so delivered on a day other than a Business Day, (B) three (3) days after posting if sent properly addressed by postage prepaid, certified mail (or airmail internationally), return receipt requested, or (C) on the date of transmission if transmitted by facsimile, e-mail, or other electronic means if received by recipient no later than 4:30 p.m. in recipient’s local time zone on a Business Day, otherwise such notice, demand or communication shall be deemed to be delivered on the following Business Day, provided that the Person to whom the facsimile or e-mail was sent acknowledges that such facsimile or e-mail was received by such Person in completely legible form, or that such Person responds to the facsimile or e-mail without indicating that any part of it was received in illegible form, whichever shall first occur. Notwithstanding the foregoing, the Managing Member may deliver distribution notices, tax information pursuant to § 7.2 and amendments made pursuant to § 8.2 by e-mail (including an e-mail referring the recipient to the Operating Company’s investor portal), and no acknowledgement or response shall be necessary for deemed delivery to occur.

13.2 Binding Effect

Except as otherwise provided in this Agreement, every covenant, term, and provision of this Agreement shall be binding upon and inure to the benefit of the Unit Holders and their respective successors, transferees, and assigns.

13.3 Construction

Every covenant, term, and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any Unit Holder.

13.4 Time

Time is of the essence with respect to this Agreement.

13.5 Headings

Section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

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LIMITED LIABILITY COMPANY OPERATING AGREEMENT

PHAT HOLDING LLC

a Delaware Limited Liability Company

13.6 Severability

Every provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity or legality of the remainder of this Agreement.

13.7 Further Action

Each Unit Holder, upon the request of the Managing Member, agrees to perform all further acts and execute, acknowledge, and deliver any documents, which may be reasonably necessary, appropriate, or desirable to carry out the provisions of this Agreement.

13.8 Governing Law

The laws of the State of Delaware shall govern the validity of this Agreement, the construction of its terms, and the interpretation of the rights and duties of the Unit Holders.

13.9 Waiver of Action for Partition

Each of the Unit Holders irrevocably waives any right that it may have to maintain any action for partition with respect to any of the Operating Company’s assets.

13.10 Counterpart Execution

This Agreement may be executed in any number of counterparts, and each Unit Holder may execute a separate signature page, with the same effect as if all of the Unit Holders had signed the same document. All counterparts shall be construed together and shall constitute one agreement.

13.11 Managing Member’s Discretion

Whenever in this Agreement the Managing Member is permitted or required to make a decision, unless otherwise explicitly provided in this Agreement, it may do so in its sole and absolute discretion; provided that nothing in this § 13.11 shall affect or modify the Managing Member’s standard of care set forth in § 10.1 of this Agreement or permit the Managing Member to take actions in violation of this Agreement.

13.12 Counsel

Each Unit Holder hereby acknowledges and agrees that any law firm retained by the Managing Member in connection with the organization of the Operating Company, or any dispute between the Managing Member, on one hand, and any Unit Holder, on the other, is acting as counsel to the Managing Member and as such, except as otherwise provided by law, does not represent or owe any duty to such Unit Holder or to the Unit Holders as a group.

13.13 Entire Agreement

This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and thereof, and supersedes all prior understandings or agreements, oral or written, among the parties.

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LIMITED LIABILITY COMPANY OPERATING AGREEMENT

PHAT HOLDING LLC

a Delaware Limited Liability Company

13.14 Confidentiality

1)	Except as may be required by law or valid subpoena, or other lawful process, the failure to comply with which would subject the respective Unit Holder to damages or judicial or administrative censure or contempt (or as may be required in connection with an examination or audit of a Unit Holder by any governmental agencies having regulatory jurisdiction over a Unit Holder), each Unit Holder shall maintain in strict confidence, and shall not disclose to any Person (other than the Managing Member, or another Unit Holder, or its or their respective advisors, each of whom shall be bound by this § 13.14), any and all material, nonpublic information concerning the operations, business, or affairs of the Operating Company, the FUND, any Affiliate of the foregoing Persons, or any Unit Holder (“Confidential Information”). Each Unit Holder that is subject by law to requirements of public access and disclosure and/or regulatory review shall nonetheless endeavor by all legally permissive means reasonably available to it (other than the obligation to engage in legal proceedings) to maintain the confidentiality of all Confidential Information. If any Unit Holder is compelled by law, regulation, subpoena, legal process, or other demand to which such Unit Holder believes it is legally obligated to comply, to disclose any Confidential Information, such Unit Holder shall use its best efforts to give prompt notice of such fact to the Managing Member so that the Managing Member or affected Unit Holder may, if it desires, seek a protective order or other governmental or judicial relief to prevent disclosure of such information.
2)	Any obligation of a Unit Holder pursuant to this § 13.14 may be waived by the Managing Member in its sole discretion.

13.15 Third Party Beneficiaries

Other than as specifically set forth in §§ 10.3 and 10.4, this Agreement is exclusively for the benefit of the parties hereto, their successors, and permitted assigns and this Agreement shall not be deemed to confer upon or give to any other third party any remedy, claim, liability, reimbursement, cause of action, or other right.

Jurisdiction; Waiver of Jury Trial Each party hereto hereby irrevocably (i) submits to the exclusive jurisdiction of the Delaware Court of Chancery or other state or federal court in the State of Delaware, in any action or proceeding arising out of or relating to this Agreement, the relations between the parties, and any matter, action, or transaction described in this Agreement, whether in contract, tort, or otherwise, including, as applicable, claims arising from federal securities laws, (ii) agrees that such courts shall have exclusive jurisdiction over such actions or proceedings, (iii) waives the defense that Delaware is an inconvenient forum to the maintenance and continuation of such action or proceeding, (iv) consents to the service of any and all process in any such action or proceeding by the mailing of copies (postage prepaid, registered mail (airmail internationally)), of such process to them at their addresses specified in § 13.1, and (v) agrees that a final and non-appealable judgment rendered by a court of competent jurisdiction in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment, or in any other manner provided by law. In the event that an action or proceeding is initiated in one of the courts referenced above and is pending, the parties agree, for the convenience of the parties and subject to any limitations on subject matter jurisdiction of the court, to initiate any counterclaims or related actions in the same proceeding (as opposed to a separate proceeding in any of the other courts specified above).

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LIMITED LIABILITY COMPANY OPERATING AGREEMENT

PHAT HOLDING LLC

a Delaware Limited Liability Company

EACH PARTY HERETO, FOR ITSELF AND ON BEHALF OF ITS AFFILIATES, HEREBY WAIVES ITS RIGHT TO TRIAL BY JURY IN ANY ACTION, LAWSUIT OR PROCEEDING RELATING TO ANY DISPUTE ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION DESCRIBED IN THIS AGREEMENT, WHETHER IN CONTRACT OR IN TORT, OR DISPUTE BETWEEN THE PARTIES (INCLUDING DISPUTES WHICH ALSO INVOLVE OTHER PERSONS), INCLUDING, AS APPLICABLE, CLAIMS ARISING FROM FEDERAL SECURITIES LAWS.

REICG, Managing Member as attorney-in-fact:

/s/ Alan R. Blair	September 1, 2020
Signature	Date
By: Alan R. Blair
Title: Managing Member of REICG

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